Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of Destra Flaherty & Crumrine Preferred and Income Fund, a series of Destra Investment Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 28, 2026